EXHIBIT 99.1

FOR IMMEDIATE RELEASE August 22, 2007	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 3RD QTR 2007 EARNINGS RESULTS
Horsham, PA, August 22, 2007 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported results for net income, revenues, backlog and contracts for its third quarter and nine months ended July 31, 2007.
FY 2007’s third-quarter net income was $26.5 million, or $0.16 per share diluted, compared to FY 2006’s third-quarter results of $174.6 million, or $1.07 per share diluted. In FY 2007, third-quarter net income was reduced by after-tax write-downs of $88.5 million ($147.3 million pre-tax), or $0.54 per share diluted. In FY 2006, third-quarter after-tax write-downs totaled $14.6 million ($23.9 million pre-tax), or $0.09 per share diluted. Excluding write-downs, FY 2007’s third-quarter earnings were $0.70 per share diluted compared to $1.16 per share diluted in FY 2006’s third quarter.
FY 2007’s nine-month net income was $117.5 million, or $0.72 per share diluted, compared to FY 2006’s same period record results of $513.4 million, or $3.10 per share diluted. In FY 2007, nine-month net income was reduced by after-tax write-downs and a first-quarter goodwill impairment totaling $224.0 million ($372.9 million pre-tax), or $1.36 per share diluted. In FY 2006, nine-month after-tax write-downs totaled $22.7 million, or $0.14 per share diluted. Excluding write-downs and the goodwill impairment charge, FY 2007’s nine-month earnings were $2.08 per share diluted compared to $3.24 per share diluted in FY 2006’s first nine months.
FY 2007’s third-quarter total revenues were $1.21 billion compared to FY 2006’s third-quarter total revenues of $1.53 billion. FY 2007’s nine-month total revenues were $3.48 billion compared to the nine-month record of $4.31 billion in FY 2006. FY 2007’s third-quarter-end backlog was $3.67 billion compared to FY 2006’s third-quarter-end backlog of $5.59 billion.
FY 2007’s third-quarter net signed contracts were $727.0 million, as compared to FY 2006’s third-quarter total of $1.05 billion. The Company signed 1,457 contracts (before cancellations) in FY 2007’s third quarter, a 17% decline from the 1,760 signed in FY 2006’s third quarter. Net of cancellations, third-quarter contracts totaled 1,110 units, down 23% from 1,443 units in the third quarter of FY 2006. Third-quarter FY 2007 cancellations totaled 347 units, versus 384 units and 436 units in the second and first quarters of FY 2007, respectively, and 585 units in fourth-quarter FY 2006; FY 2007’s third-quarter cancellations were 23.8% as a percentage of current-quarter contracts and 6.0% as a percentage of beginning-quarter backlog compared to 18.9% and 6.5%, respectively, in the previous quarter, and highs of 36.7% and 7.3%, respectively, in the fourth quarter of FY 2006. FY 2007’s nine-month net contracts were $2.64 billion compared to FY 2006’s nine-month total of $3.75 billion.
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The Company ended its third quarter with over $770 million in cash and more than $1.17 billion available under its bank credit facility, which matures in 2011. Its net debt-to-capital ratio (1) at July 31, 2007 stood at 28.6% compared to 36.8% one year ago. The Company, which has continued to renegotiate, and in some cases, reduce its optioned land positions, ended FY 2007’s third quarter with approximately 63,000 lots owned and optioned compared to approximately 91,200 at its peak at the second-quarter-end of FY 2006. The Company ended the third quarter with 315 selling communities, down from 325 at second-quarter-end, and expects to be selling from approximately 305 communities by Fiscal Year End 2007.
Robert I. Toll, chairman and chief executive officer, stated: “We continue to wrestle with the interrelated challenges of softer demand and excess housing supply in most markets. So far, nearly two years into the current housing slowdown, we have continued to remain profitable and increase stockholders’ equity. We believe our build-to-order operating model has helped. In single-family communities, we typically do not start a home until we have a contract in place and a significant non-refundable down-payment. In our multi-family and high-rise communities, although we do pre-sell, it generally is not feasible, nor desirable, to wait for 100% pre-sales before breaking ground.
“Even with these policies, during this downturn, we have experienced a much higher rate of cancellations than at any time in our twenty-one-year history as a public company. While our cancellation rates are at the very low end of the range compared to the other major public builders, they are still, for us, quite elevated.
“As a luxury home builder, we try to focus on great locations with excellent schools in established, affluent markets where approvals are often very difficult to obtain. Therefore, we believe that in the medium- and long-term, our locations have value that we don’t wish to sacrifice to generate short-term sales volumes and cash flow. Our debt is of a long-term nature and our leverage is low by historical standards, which, we believe, gives us more flexibility to operate patiently as we deal with the current downturn.
“We, along with many others, are concerned about the dislocation in the secondary mortgage market. We maintain relationships with a widely diversified variety of mortgage providers, most of which are among the largest and, we believe, most reliable in our industry. With few exceptions, the investors who provide our customers with mortgages continue to issue new commitments. Through our third-quarter-end, our buyers generally were able to obtain both conforming and jumbo loans (loans over $417,000).
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“Nevertheless, tightening credit standards will likely shrink the pool of potential home buyers: Mortgage market liquidity issues and higher borrowing rates may impede some customers from closing, while others may find it more difficult to sell their existing homes. However, we believe that our buyers generally should be able to continue to secure mortgages, due to their typically lower loan-to-value ratios and attractive credit profiles.
“We believe that reducing new home production until the current oversupply is absorbed is a key step in bringing housing markets back into equilibrium. Last week’s very low housing starts data implied that this is beginning to occur. Once equilibrium is achieved, we believe home prices will firm and customers, who are waiting on the sidelines, will have the confidence to enter the market.”
Joel H. Rassman, chief financial officer, stated: “Consistent with our statement in our August 8, 2007 conference call and press release, given the numerous uncertainties surrounding sales paces, the mortgage markets, market direction and the potential for and size of future impairments, in the current environment we are not comfortable providing fourth-quarter guidance at this time or confirming any previous guidance.”
Robert Toll continued: ”We thank our dedicated and loyal associates as, together, we weather these difficult times and remain focused on providing our buyers with the highest standards of quality, value and service.”
Toll Brothers’ financial highlights for the third-quarter and nine-month periods ended July 31, 2007 (unaudited):
•	FY 2007’s third-quarter net income was $26.5 million, or $0.16 per share diluted, compared to FY 2006’s third-quarter of $174.6 million, or $1.07 per share diluted. In FY 2007, third-quarter net income included pre-tax write-downs of $147.3 million, or $0.54 per share diluted. $139.6 million of the write-downs were attributable to operating communities and owned land and $7.7 million was attributable to optioned land. In FY 2006, third-quarter pre-tax write-downs totaled $23.9 million. FY 2007 third-quarter earnings per share, including write-downs, declined 85% versus FY 2006; excluding write-downs, earnings were $0.70 per share diluted, down 40% versus FY 2006.
•	In FY 2007’s third quarter, “Interest and other” included $15 million of pre-tax income from the sale of Toll Brothers’ Westminster Security Company, the Company’s home security monitoring subsidiary, to an unrelated buyer.
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•	FY 2007’s nine-month net income was $117.5 million, or $0.72 per share diluted, compared to FY 2006’s nine-month record of $513.4 million, or $3.10 per share diluted. In FY 2007, nine-month net income included pre-tax write-downs and a goodwill impairment charge totaling $372.9 million, or $1.36 per share diluted. $338.7 million of the write-downs was attributable to operating communities and owned land and $25.2 million was attributable to optioned land. In FY 2006, nine-month pre-tax write-downs totaled $37.0 million. FY 2007 nine-month earnings per share, including write-downs, declined 77% versus FY 2006; excluding write-downs and the impairment charge, earnings were $2.08 per share diluted, down 36% versus FY 2006.
•	FY 2007’s third-quarter total revenues of $1.21 billion decreased 21% from FY 2006’s third-quarter total revenues of $1.53 billion. FY 2007’s third-quarter home building revenues of $1.21 billion decreased 21% from FY 2006’s third-quarter home building revenues of $1.53 billion. Revenues from land sales totaled $4.5 million in FY 2007’s third quarter, compared to $1.1 million in FY 2006’s third quarter.
•	FY 2007’s nine-month total revenues of $3.48 billion decreased 19% from FY 2006’s nine-month total revenues of $4.31 billion, the nine-month record. FY 2007’s nine-month home building revenues of $3.47 billion decreased 19% from FY 2006’s nine-month home building revenues of $4.31 billion, the nine-month record. Revenues from land sales totaled $9.9 million in FY 2007’s first nine months, compared to $7.9 million in the first nine months of FY 2006.
•	In addition, in the Company’s third quarter and first nine months of FY 2007, unconsolidated entities in which the Company had an interest delivered $11.7 million and $47.1 million of homes, respectively, compared to $14.2 million and $95.3 million during the third quarter and first nine months, respectively, of FY 2006. The Company’s share of profits from the delivery of these homes is included in “Equity Earnings from Unconsolidated Entities” on the Company’s Income Statement.
•	In FY 2007, the Company’s third-quarter-end backlog of $3.67 billion decreased 34% from FY 2006’s third-quarter-end backlog of $5.59 billion. In addition, at the end of third quarter FY 2007, unconsolidated entities in which the Company had an interest had a backlog of $68.3 million.
•	The Company’s FY 2007 third-quarter net contracts of $727.0 million declined by 31% from FY 2006’s third-quarter net contracts of $1.05 billion. In addition, in FY 2007’s third quarter, unconsolidated entities in which the Company had an interest signed contracts of $33.6 million.
•	FY 2007’s nine-month net contracts of $2.64 billion declined by 30% from FY 2006’s nine-month net contracts of $3.75 billion. In addition, in FY 2007’s nine-month period, unconsolidated entities in which the Company had an interest signed contracts of $97.4 million.

(1)	Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash, divided by total debt minus mortgage warehouse loans minus cash plus stockholders’ equity.
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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, August 22, 2007, to discuss these results and its outlook for the remainder of FY 2007. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through September 30, 2007.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 22 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management and landscape subsidiaries. The Company also operates its own lumber distribution and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in other Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to anticipated operating results, financial resources, changes in revenues, changes in profitability, changes in margins, changes in accounting treatment, interest expense, land-related write-downs, effects of home buyer cancellations, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to gain approvals and to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the ability to secure materials and subcontractors, the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future, industry trends, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to obtain adequate and affordable financing for the purchase of homes, the ability of home buyers to sell their existing homes, the availability and cost of labor and materials, and weather conditions.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31,	October 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$771,721	$632,524
Inventory	5,957,214	6,095,702
Property, construction and office equipment, net	88,926	99,089
Receivables, prepaid expenses and other assets	119,777	160,446
Contracts receivable	48,073	170,111
Mortgage loans receivable	140,146	130,326
Customer deposits held in escrow	43,423	49,676
Investments in and advances to unconsolidated entities	240,251	245,667
Deferred tax assets, net	18,045

	$7,427,576	$7,583,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Loans payable	$715,843	$736,934
Senior notes	1,142,021	1,141,167
Senior subordinated notes	350,000	350,000
Mortgage company warehouse loan	127,184	119,705
Customer deposits	300,657	360,147
Accounts payable	280,860	292,171
Accrued expenses	782,812	825,288
Income taxes payable	130,720	334,500

Total liabilities	3,830,097	4,159,912

Minority interest	8,005	7,703

Stockholders’ equity
Preferred stock, none issued
Common stock	1,567	1,563
Additional paid-in capital	207,199	220,783
Retained earnings	3,380,766	3,263,274
Treasury stock	(58)	(69,694)

Total stockholders’ equity	3,589,474	3,415,926

	$7,427,576	$7,583,541

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues:
Traditional home sales	$3,356,895	$4,168,092	$1,178,500	$1,488,905
Percentage of completion	110,890	138,687	29,368	41,163
Land sales	9,854	7,923	4,483	1,145

	3,477,639	4,314,702	1,212,351	1,531,213

Costs of revenues:
Traditional home sales	2,811,399	2,912,750	1,023,230	1,052,116
Percentage of completion	87,540	110,519	24,280	31,995
Land sales	6,441	6,842	3,677	903
Interest	76,258	88,445	27,121	29,816

	2,981,638	3,118,556	1,078,308	1,114,830

Selling, general and administrative	396,263	429,341	131,686	148,117
Goodwill impairment	8,973

Income from operations	90,765	766,805	2,357	268,266
Other:
Equity earnings from unconsolidated entities	15,375	36,662	3,848	7,269
Interest and other	85,599	31,992	38,841	9,699

Income before income taxes	191,739	835,459	45,046	285,234
Income taxes	74,247	322,040	18,560	110,602

Net income	$117,492	$513,419	26,486	$174,632

Earnings per share:
Basic	$0.76	$3.32	$0.17	$1.14

Diluted	$0.72	$3.10	$0.16	$1.07

Weighted average number of shares:
Basic	154,828	154,520	155,556	153,723
Diluted	164,239	165,423	164,375	163,514

Additional information:
Interest incurred	$102,702	$100,879	$34,430	$34,224

Depreciation and amortization	$24,246	$23,643	$7,440	$8,317

Interest expense by source of revenue:
Traditional home sales	$71,719	$83,769	$25,690	$28,423
Percentage of completion	4,256	3,683	1,257	1,138
Land sales	283	993	174	255

	$76,258	$88,445	$27,121	$29,816

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York, Ohio (2006 only) and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	July 31,		July 31,
	Units		$ (Millions)
HOME BUILDING REVENUES	2007	2006	2007	2006
COMPLETED CONTRACT COMMUNITIES
North	423	516	$272.8	$351.5
Mid-Atlantic	575	678	350.6	447.4
South	416	473	233.4	266.1
West	378	490	321.7	423.9

Total	1,792	2,157	$1,178.5	$1,488.9

PERCENTAGE OF COMPLETION(2)
North			$20.6	$25.9
South			8.8	15.3

Total	—	—	$29.4	$41.2

TOTAL
North	423	516	$293.4	$377.4
Mid-Atlantic	575	678	350.6	447.4
South	416	473	242.2	281.4
West	378	490	321.7	423.9

Total consolidated	1,792	2,157	$1,207.9	$1,530.1

CONTRACTS
COMPLETED CONTRACT COMMUNITIES (1)
North	366	381	$216.0	$263.8
Mid-Atlantic	349	480	222.9	310.9
South	219	286	116.2	182.7
West	173	286	168.0	284.9

Total	1,107	1,433	$723.1	$1,042.3

PERCENTAGE OF COMPLETION
North	3	9	$4.0	$6.5
South		1	(0.1)	1.5

Total	3	10	$3.9	$8.0

TOTAL
North	369	390	$220.0	$270.3
Mid-Atlantic	349	480	222.9	310.9
South	219	287	116.1	184.2
West	173	286	168.0	284.9

Total consolidated	1,110	1,443	$727.0	$1,050.3

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	At July 31,		At July 31,
	Units		$ (Millions)
BACKLOG	2007	2006	2007	2006
COMPLETED CONTRACT COMMUNITIES(1)
North	1,614	1,703	$1,205.2	$1,221.6
Mid-Atlantic	1,198	2,003	828.0	1,327.7
South	1,021	1,978	560.4	1,122.7
West	1,014	1,961	995.7	1,739.0

Total	4,847	7,645	$3,589.3	$5,411.0

PERCENTAGE OF COMPLETION(2)
North	132	303	$76.4	$202.5
South	18	77	47.6	115.8
Less revenue recognized on units remaining in backlog			(48.1)	(138.7)

Total	150	380	$75.9	$179.6

TOTAL
North	1,746	2,006	$1,281.6	$1,424.1
Mid-Atlantic	1,198	2,003	828.0	1,327.7
South	1,039	2,055	608.0	1,238.5
West	1,014	1,961	995.7	1,739.0
Less revenue recognized on units remaining in backlog			(48.1)	(138.7)

Total consolidated	4,997	8,025	$3,665.2	$5,590.6

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	Nine Months Ended		Nine Months Ended
	July 31,		July 31,
	Units		$ (Millions)
HOME BUILDING REVENUES	2007	2006	2007	2006
COMPLETED CONTRACT COMMUNITIES
North	1,035	1,399	$679.7	$930.7
Mid-Atlantic	1,621	1,954	1,012.8	1,295.5
South	1,286	1,429	735.2	780.6
West	1,095	1,317	929.2	1,161.2

Total	5,037	6,099	$3,356.9	$4,168.0

PERCENTAGE OF COMPLETION(2)
North			$72.3	$85.1
South			38.6	50.6
West				3.0

Total	—	—	$110.9	$138.7

TOTAL
North	1,035	1,399	$752.0	$1,015.8
Mid-Atlantic	1,621	1,954	1,012.8	1,295.5
South	1,286	1,429	773.8	831.2
West	1,095	1,317	929.2	1,164.2

Total consolidated	5,037	6,099	$3,467.8	$4,306.7

CONTRACTS
COMPLETED CONTRACT COMMUNITIES (1)
North	1,209	1,291	$848.2	$915.8
Mid-Atlantic	1,214	1,597	776.2	1,044.0
South	716	1,089	399.1	666.4
West	604	1,124	588.6	1,075.1

Total	3,743	5,101	$2,612.1	$3,701.3

PERCENTAGE OF COMPLETION
North	40	48	$29.4	$35.3
South	1	5	3.3	17.8

Total	41	53	$32.7	$53.1

TOTAL
North	1,249	1,339	$877.6	$951.1
Mid-Atlantic	1,214	1,597	776.2	1,044.0
South	717	1,094	402.4	684.2
West	604	1,124	588.6	1,075.1

Total consolidated	3,784	5,154	$2,644.8	$3,754.4

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(1)	Completed contract communities contracts and backlog include certain projects that have extended sales and construction cycles. Information related to these projects’ contracts signed in the three-month and nine-month periods ended July 31, 2007 and 2006, and the backlog of undelivered homes at July 31, 2007 and 2006 are provided below:
Contracts — Three Months Ended July 31,

	2007	2006	2007	2006
	Units	Units	$ (Mill)	$ (Mill)
North	27	29	$22.5	$27.0
Mid-Atlantic	3	4	1.1	1.4
West	(2)		(0.6)

Total	28	33	$23.0	$28.4

Contracts — Nine Months Ended July 31,

	2007	2006	2007	2006
	Units	Units	$ (Mill)	$ (Mill)
North	301	192	$299.4	$179.3
Mid-Atlantic	12	22	5.1	8.4
West		16	0.4	12.2

Total	313	230	$304.9	$199.9

Backlog at July 31,

	2007	2006	2007	2006
	Units	Units	$ (Mill)	$ (Mill)
North	557	208	$543.4	$194.9
Mid-Atlantic	70	52	28.7	21.3
West	26	23	18.6	17.8

Total	653	283	$590.7	$234.0

(2)	Percentage of Completion deliveries in the three-month and nine-month periods ended July 31, 2007 are provided below:
Deliveries for the three-month period ended July 31,

	2007	2006	2007	2006
	Units	Units	$ (Mill)	$ (Mill)
North	64		$52.2
South	3		3.9

Total	67	—	$56.1	—

Deliveries for the nine-month period ended July 31,

	2007	2006	2007	2006
	Units	Units	$ (MILL)	$ (MILL)
North	224		$163.4
South	59		69.6

Total	283	—	$233.0	—

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Unconsolidated entities:
The Company has investments and advances to several entities that are accounted for using the equity method of accounting. Information on revenues, contracts signed and backlog are provided below:

	2007	2006	2007	2006
	Units	Units	$ (Mill)	$ (Mill)
Revenues
Three months ended July 31,	16	23	$11.7	$14.2
Nine months ended July 31,	66	144	$47.1	$95.3

Contracts
Three months ended July 31,	38	30	$33.6	$19.2
Nine months ended July 31,	131	83	$97.4	$51.9

Backlog at July 31,	90	19	$68.3	$12.6
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